Exhibit 10.9
May 14, 2021
Jonathan J. Rubinstein
10380 Eton Way
Vero Beach, FL 32963
Dear Jon:
On behalf of Robinhood Markets, Inc. (“Robinhood” or the “Company”), I am pleased to invite you to become a member of the Company’s Board of Directors (the “Board”), effective on a date to be mutually agreed between you and the Company. We anticipate that you will initially serve as Lead Independent Director and that you may also initially be appointed as a member of one or more Board committees, or as the Chair of a Board committee, when the Board committees are established. We currently expect that I will continue to serve as Chairman of the Board, and there will be no non-executive Chair appointed.
As a member of the Board prior to the initial public offering of the Company (our “IPO”), we will recommend to the Board that you be granted an award of restricted stock units for Robinhood’s Common Stock (“RSUs”) with a target value of $3,000,000 (which converts to 72,446 RSUs based on the Company’s most recent 409A valuation of $41.41 per share). Vesting of the RSUs requires satisfaction of two vesting conditions: a time-based vesting condition and a liquidity-based condition. You will vest in the RSUs over four years, with 6.25% of the RSUs vesting on the 1st quarterly anniversary of the first of the month following your Start Date, and then 6.25% of the RSUs vesting on the 1st of the month of each quarterly anniversary thereafter, until the grant is fully vested, subject to you continuing as a member of the Board through each respective vesting date. Earned RSUs vest and become stock owned by you only after the Company shares are generally liquid, meaning after the Company has been acquired or in connection with an initial public offering. The RSUs will be subject to the terms and conditions of the Equity Incentive Plan then in effect and an RSU award agreement between you and the Company, which shall provide for full acceleration of vesting of the RSUs in the event of a change in control of the Company. The grant of such RSUs is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Robinhood. Further details on any specific RSU grant to you will be provided upon approval of such grant by the Board.
As a member of the Board after our IPO, you will receive compensation in accordance with the attached compensation program, subject to modifications approved by the Board or Compensation Committee from time to time.
In addition, you will have the right, in your discretion, to participate in the Company’s next equity financing round in an amount of up to $2,000,000 on the same terms, conditions and pricing afforded to others participating in any such financing.
Our expectation is that the Board will meet at least quarterly. The various Committees of the Board to which you may be appointed will meet also regularly on schedules to be determined. It is our expectation that you will participate in those meetings in person to the extent possible

(subject, of course, to the safety of doing so in light of the current COVID-19 pandemic). We also ask that you make yourself available to participate in various telephonic meetings from time to time as needed.
You will be promptly reimbursed for all reasonable out-of-pocket expenses incurred in connection with your service to the Company, in accordance with the Company’s expense reimbursement policy. In addition, you will be covered by the Company’s D&O insurance to the same extent provided to the Company’s other non-employee directors generally and the indemnification and exculpation provisions of the Company’s Certificate of Incorporation and Bylaws.
Your service on the Board will be in accordance with, and subject to, the Company’s Certificate of Incorporation, Bylaws, and other policies applicable to non-employee directors, as the same may be amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. As you will no doubt appreciate, matters relating to our IPO are of a very sensitive nature. We therefore ask that you keep confidential all information regarding the Company (including, for now, your membership on the Board). In connection with our IPO, you are also being asked to consent below to being named as a director in the Company’s Registration Statement on Form S-1 and will be expected to sign that registration statement as a director.
In addition, we ask that you notify us prior to taking on any new role at another company so that we may evaluate any actual or potential conflict.
To accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.
We are very excited about the future for Robinhood and greatly appreciate your joining us on this adventure. I know I speak for everyone at Robinhood when I say that we look forward to working with you.

Sincerely,

Robinhood Markets, Inc.

/s/ Vladimir Tenev
Vladimir Tenev
Chief Executive Officer and Chairman of the Board

ACCEPTED AND AGREED:
I hereby accept and consent to be designated as a director of Robinhood Markets, Inc., including in the Company’s upcoming Registration Statement on Form S-1 for its initial public offering, and agree to serve in such capacity.

May 15, 2021	/s/ Jon Rubinstein
Date	Signature

Jon Rubinstein
Print Name